Exhibit 99.2

Spectra Energy and Spectra Energy Partners Announce

Purchase and Sale of Spectra Energy Partners Common Units

April 4, 2016

HOUSTON – Spectra Energy Corp (NYSE: SE) and Spectra Energy Partners, LP (NYSE: SEP) announced today their agreement for Spectra Energy Corp to acquire approximately 9.1 million common units representing limited partner interests in Spectra Energy Partners at a price of $45.96 per unit in a private placement. In addition, Spectra Energy Corp will purchase up to an additional 1.4 million common units in the event that additional shares of its common stock are issued pursuant to the 25-day option granted to the underwriter in Spectra Energy Corp’s public offering of common stock. Spectra Energy Corp is the parent company of the general partner of Spectra Energy Partners.

When the initial private placement is complete, Spectra Energy Partners will have approximately 296 million common units outstanding. The Spectra Energy Corp ownership interest in Spectra Energy Partners after this transaction will be 78 percent.

This transaction is being financed with the Spectra Energy common equity issuance announced earlier today.

“The transactions we announced today demonstrate the flexibility and economic benefits associated with having strong and multiple financing options across the Spectra Energy group of companies. The proceeds from these transactions, and the pending sale of our Empress asset, enable us to further execute on our 2016-2018 capital expansion plan. In addition, these transactions allow us to continue to deliver on our DCF, dividend and distribution expectations as well as our DCF coverage levels at Spectra Energy and Spectra Energy Partners as we outlined to investors earlier this year,” said Greg Ebel, chairman and CEO of Spectra Energy and Spectra Energy Partners. “Given the results already achieved from our financing activities this year and our current capital plan, our expectation is that we will not need additional Spectra

Energy equity in 2016. Spectra Energy Partners’ ATM program is expected to continue to operate throughout 2016 and provide substantially all of SEP’s remaining equity needs for this calendar year.”

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Spectra Energy and Spectra Energy Partners

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 21,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts:	Roni Cappadonna
(713) 627-4778

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